EXHIBIT 99.1


May 14, 2004 12:09 PM US Eastern Timezone


ELITE ANNOUNCES APPOINTMENT OF ITS CHIEF EXECUTIVE OFFICER AS CHAIRMAN

NORTHVALE, N.J.--(BUSINESS WIRE)--May 14, 2004--Elite Pharmaceuticals, Inc. (AMEX:ELI) announced today its Board of Directors has appointed Bernard Berk, its Chief Executive Officer and President, to the additional position of Chairman of the Board of Directors. Mr. Berk succeeds John A. Moore, who has agreed to remain as a Director. The Board and Mr. Moore, a beneficial owner of almost 10% of the outstanding shares of the Company's common stock, recruited Mr. Berk, an executive with more than 30 years of pharmaceutical industry expertise, to the Company in June 2003.

Mr. Berk stated that he and the Board are grateful for Mr. Moore's contributions to the Company during his term as Chairman, noting his role in helping shape the strategic direction of the Company and the securing of its intellectual property rights.

Mr. Berk stated that he looks forward to fulfilling the additional position as Chairman and furthering the Company's strategic partnerships, particularly in the development of pain management products that are resistant to abuse. The Company announced recently that it has entered into an agreement with Purdue Pharma L.P. granting Purdue an exclusive option to evaluate certain Elite abuse resistance drug formulation technology and an exclusive option to negotiate a license to develop and commercialize oxycodone products under the Elite technology.

About Elite Pharmaceuticals

Elite Pharmaceuticals is a specialty pharmaceutical company principally engaged in the development of oral, controlled release products. Elite develops controlled release products internally using its proprietary technology and licenses these products. The Company's strategy includes developing generic versions of controlled release drug products with high barriers to entry and assisting partner companies in the life cycle management of products to improve off-patent drug products. Elite's technology is applicable to develop delayed, sustained or targeted release pellets, capsules, tablets, granules and powders. Elite has a pipeline of six drug products under development in the therapeutic areas that include cardiovascular, pain management, allergy and infection. Elite also has a GMP and DEA registered facility for research, development, and manufacturing located in Northvale, NJ.

This release contains forward-looking statements which involve known and unknown risks, delays, uncertainties and other factors not under the Company's control, which may cause actual results, performance or achievements of the Company to be materially different from the results, performance or other expectations implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and those factors detailed in the Company's filings with the Securities and Exchange Commission such as 10K, 10Q and 8K reports.

Contacts

Elite Pharmaceuticals, Inc.
Dianne Will, 518-398-6222
dwill@willstar.net
www.elitepharma.com